Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 8, 2007

Relating to Preliminary Prospectus dated November 8, 2007

Registration No. 333-144256

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

FREE WRITING PROSPECTUS

This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated November 8, 2007 (the “Preliminary Prospectus”), which contains the information summarized below, and to provide you with a hyperlink to the current version of the Registration Statement on Form S-1 (File No. 333-144256), which includes the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, including the Section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in our Class A shares.

To review our current Registration Statement and the Preliminary Prospectus, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC web site):

http://www.sec.gov/Archives/edgar/data/1403256/000119312507240457/ds1a.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0001403256.

Recent Developments

The following information has been provided to our fund investors with respect to estimated performance for the month ended October 31, 2007.

Fund	October 2007 Performance Estimate (1)(2)
OZ Master Fund, Ltd.	2.01%
OZ Europe Master Fund, Ltd.	1.27%
OZ Asia Master Fund, Ltd.	2.75%
Och-Ziff Capital Structure Arbitrage Master Fund, Ltd.	1.05%
OZ Global Special Investments Master Fund, L.P.	3.22%

(1)	Performance data are based on management’s estimates as of the date hereof and may change upon completion of our month-end valuation procedures; such changes could be material.
(2)	Reflects a composite of the monthly return for the feeder funds comprising each master fund and is presented on a total return basis, net of all fees and expenses of the relevant fund, and includes the reinvestment of all dividends and income. Includes gains and losses attributable to certain private equity and initial public offering investments that are not allocated to all investors in the funds. Investors that do not participate in such investments or that pay different fees may experience materially different returns.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING GOLDMAN, SACHS & CO. TOLL-FREE 1-866-471-2526 OR LEHMAN BROTHERS INC. TOLL FREE 1-888-603-5847.